Exhibit 10.2

Description of Permitted Acceleration of Vesting Date of Restricted Stock Units

By Up to Thirty Days

On August 22, 2008, the Compensation Committee of the Board of Directors of Markel Corporation adopted the following resolutions, authorizing the acceleration of the vesting date of restricted stock units issued under the corporation’s Omnibus Incentive Plan by up to 30 days to the extent necessary to ensure orderly administration of the corporation’s payroll and tax reporting obligations:

WHEREAS, the corporation sponsors and maintains the Markel Corporation Omnibus Incentive Plan, originally effective as of March 6, 2003 (the “Incentive Plan”); and

WHEREAS, for the purpose of facilitating payroll administration, the corporation desires to authorize appropriate officers of the corporation to accelerate vesting and payment of restricted stock units granted under the Incentive Plan up to a maximum of thirty (30) days before the date on which the restricted stock units would otherwise have vested and been paid.

NOW, THEREFORE, BE IT RESOLVED that, if necessary or appropriate in the officer’s judgment to ensure orderly administration of the corporation’s payroll and tax reporting obligations, appropriate officers of the corporation are each hereby authorized and directed to accelerate vesting and payment of restricted stock units granted under the Incentive Plan up to a maximum of thirty (30) days before the date on which such restricted stock units would otherwise have vested and been paid, and any such action taken by such an officer shall be and hereby is confirmed and ratified in all respects, as though it had been taken by this Committee in accordance with the authority given to it under the Incentive Plan.